SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

June 7, 2006

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	0-23386	22-3023093
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

700 Brooker Creek Blvd., Suite 1800

Oldsmar, Florida 34677

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (813) 749-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2006, Cryo-Cell International, Inc. (the “Company”) entered into a First Lease Amendment with Brooker Creek North I, LLP (“Brooker Creek”), which amends the Company’s Lease Agreement with Brooker Creek dated April 21, 2004 respecting the Company’s principal offices located at 700 Brooker Creek Boulevard, Suite 1800, Oldsmar, Florida. The original Lease Agreement covered approximately 17,600 square feet of space. Under the amendment, the Company elected to lease an additional 9,600 square feet of space at the Brooker Creek Boulevard location, beginning on August 1, 2006 and ending with the termination of the April 21, 2005 Lease Agreement. The amendment requires the Company to pay rent for the additional space in an amount of $10,400 per month for the first full year ending July 31, 2007, with annual increases thereafter through the entire lease term to a maximum of $13,176 per month for the period from August 1, 2014 through July 31, 2015, the end of the initial term of the lease. The amendment requires Brooker Creek to provide certain building improvements for the additional square feet covered by the amendment, in addition to a $200,000 tenant improvement allowance.

Under the amendment, the Company has the option to renew and extend the lease for the entire Brooker Creek premises for two consecutive terms of five years. Should a renewal option be exercised, the base rental rate will escalate 2.5% annually. In addition, Brooker Creek granted the Company an ongoing right of first refusal to lease all or a portion of any space in the building located at 700 Brooker Creek Boulevard when it becomes available, subject to any rights of first refusal existing prior to June 7, 2006. Upon any exercise of the Company’s right of first refusal, the rental rate and tenant improvement allowance for space covered by the option will be negotiated. Finally, the amendment provides that the Company will have the right to terminate the April 21, 2005 Lease Agreement, as amended, on either August 1, 2011 or January 1, 2012 subject to certain conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYO-CELL INTERNATIONAL, INC.
(REGISTRANT)

Date: June 12, 2006	By:	/s/ Jill M. Taymans
JILL M. TAYMANS, VP Finance/Chief Financial Officer